Exhibit 99.77(o)

ITEM 77O - Transactions effected pursuant to Rule 10f-3

Fund Name	Security Name	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate
VY® Pioneer High Yield Portfolio	HSBC 6% 12/31/2049	5/15/17	HSBC Securities (USA) Inc.	Unicredit Capital Markets
VY® Pioneer High Yield Portfolio	AES Corp VA 5.125 01-SEP-2027	8/15/17	J.P. Morgan Securities LLC	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	MPT Operating Partnership LP	9/7/17	J.P. Morgan Securities LLC	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	PBF Logistics LP	10/3/17	Deutsche Bank Securities Inc.	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	Transocean Inc.	10/4/17	Citigroup Global Markets Inc.	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	Brinks Co.	10/5/17	Merrill Lynch & Co. Inc.	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	CCO Holdings LLC	10/10/17	Merrill Lynch & Co. Inc.	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	Wind Tre Spa	10/24/17	Merrill Lynch & Co. Inc.	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	Hess Infrastucture Partners LP	11/17/17	J.P. Morgan Securities LLC	Credit Agricole Securities
VY® Pioneer High Yield Portfolio	Endeavor Energy Resources LP	11/28/17	Goldman Sachs & Co.	Credit Agricole Securities